                                                        Exhibit (a)(1)


                      World Communications, Inc.





                                 Consolidated Financial Statements
                                         with Supplemental Material
                              Years Ended December 31, 1994 and 1993

                          World Communications, Inc.
                                   Contents

Independent Auditors' Report                                                    1

Consolidated Financial Statements
      Balance sheets                                                            2
      Statements of income                                                      3
      Statements of stockholders' equity                                        4
      Statements of cash flows                                                  5
      Summary of accounting policies                                          6-7
      Notes to consolidated financial statements                              8-14


Supplemental Material
      Consolidating balance sheet - 1994                                       15
      Consolidating statement of income -  1994                                16
      Consolidating balance sheet - 1993                                       17
      Consolidating statement of income -  1993                                18

                                 BDO Seidman
                         Accountants and Consultants
                         720 Olive Street, Suite 2300
                          St. Louis, Missouri  63101
                           Telephone:(314) 231-7575
                              Fax:(314) 621-6891

Independent Auditors' Report


Board of Directors
World Communications, Inc.
St. Louis, Missouri

We have audited the accompanying consolidated balance sheets of World Communications, Inc. (the Company) as of December 31, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility
of the Company's management.   Our responsibility is to express an opinion on
these consolidated financial statements based on our audit. The financial statements of World Communications, Inc. as of December 31, 1993 were audited by other auditors whose report dated April 22, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examIning, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of World
Communications, Inc. as of December 31, 1994 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information included in the supplemental material presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly presented in all material respects in relation to the consolidated financial statements taken as a whole.


St. Louis, Missouri
April 7, 1995 (except for Note 3
which is May 10, 1995)

Consolidated Financial Statements

December 31                                                   1994            1993
Assets
Current
   Cash                                                 $  184,112     $   186,894
   Accounts receivable, less allowance for doubtful
     accounts of $46,500 and $41,000, at December 31,
     1994 and 1993, respectively                           486,073         361,307
   Prepaid expenses                                         93,969          45,024
   Other current assets                                      3,029             479
Total Current Assets                                       767,183         593,704
Operating Equipment (Note 5)
   Telecommunication equipment                           5,344,296       3,767,232
   Telephone equipment held for installation               225,151         159,976
                                                         5,569,447       3,927,208

   Less accumulated depreciation and amortization       (2,015,225)     (1,491,212)
                                                         3,554,222       2,435,996
Leasehold Improvements, Equipment, Furniture and
   Fixtures (Note 5), net of accumulated depreciation and
   amortization of $131,954 and $90,851 at December 31,
   1994 and 1993, respectively                             284,358         152,363

Intangible Assets (Note 2)
   Site license contracts, net                             534,375          82,333
   Agreements not to compete, net                          294,167          12,500
Total Intangible Assets                                    828,542          94,833

Other Assets                                               228,701          99,359

                                                       $ 5,663,006     $ 3,376,255

                          World Communications, Inc.
                         Consolidated Balance Sheets

December 31,                                                  1994            1993
Liabilities and Stockholders' Equity

Current
   Accounts payable                                     $  495,492     $   326,398
   Accrued expenses                                        405,305         257,292
   Current maturities of deferred revenue                   40,000          40,000
   Current maturities of long-term debt:
     Notes payable (Note 3)                                551,926          98,166
     Obligations under capital lease (Note 5)              477,416         285,944
Total Current Liabilities                                1,970,139       1,007,800

Deferred Revenue, less current maturities                    7,562          50,994

Long-term Debt, less current maturities
   Notes payable (Note 3)                                1,512,694       1,069,237
   Obligations under capital lease (Note 5)                925,794         580,491
   Subordinated convertible debentures (Note 4)          1,140,000         680,000
Total Liabilities                                        5,556,189       3,388,522

Commitments and Contingencies (Notes 4 and 5)

Stockholders' Equity (Note 8)
   Common stock, $.01 par - shares authorized, 500,000;
     issued and outstanding, 269,938 in 1994 and 1993        2,699           2,699
   Additional paid-in capital                              476,951         476,951
   Accumulated deficit                                    (372,833)       (491,917)
Total Stockholders' Equity                                 106,817         (12,267)



                                                       $ 5,663,006     $ 3,376,255


                             See accompanying independent auditors' report, summary of
                        accounting policies and notes to consolidated financial statements.

                                                                               2

                          World Communications, Inc.

                      Consolidated Statements of Income


Years Ended December 31.                                   1994            1993
Revenue
   Coin calls                                           $2,783,519      $2,324,646
   Non-coin calls                                        4,689,651       4,444,086
   Other                                                    61,746          86,618

                                                         7,534,916       6,855,350

Cost of Revenues
   Line access charges                                   3,272,195       2,950,299
   Commissions                                             869,656         791,052
   Service and collection                                  848,980         841,094
   Depreciation and amortization                           570,038         567,308
                                                         5,560,869       5,149,753
Gross Profit                                             1,974,047       1,705,597

Selling, General and Administrative Expenses             1,583,076       1,143,574
Operating Income                                           390,971         562,023

Other Income (Expense)
   Interest expense                                       (380,253)       (328,781)
   Gain on sale of assets                                   67,256         154,823
   Other income                                             41,110          19,661
Total Other Income (Expense)                              (271,887)       (154,297)
Income before Taxes on Income                              119,084         407,726

Taxes on Income (Note 6)                                         -               -

Net Income                                              $  119,084      $  407,726





                              See accompanying independent auditors' report, summary, of accounting policies and notes to consolidated financial statements.

                                                                               3

                          World Communications, Inc.

                Consolidated Statements of Stockholders' Equity

                                             Additional                  Total
                                   Common      paid-in    Accumulated  stockholders'
                                     stock     capital     deficit     equity (deficit)
Balance, January 1, 1993           $2,689    $466,961    $(899,643)   $(429,993)

Issuance of 1,000 shares of
   $.01 par
   value common stock                  10       9,990            -       10,000

Net income                              -                  407,726      407,726
Balance, December 31, 1993          2,699     476,951     (491,917)     (12,267)

Net income                                          -      119,084      119,084

Balance, December 31, 1994         $2,699    $476,951    $(372,833)    $106,817




                                See accompanying independent auditors' report, summary of
                           accounting policies and notes to consolidated financial statements.

                                                                               4

                          World Communications, Inc.

                    Consolidated Statements of Cash Flows

Years Ended December 31,                                               1994           1993
Operating Activities
  Net income                                                     $      119,084    $      407,726
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization                                    653,695           625,511
       Gain on sale of property and equipment                           (67,256)         (154,823)
       Changes in assets and liabilities:
         Accounts receivable                                           (124,766)           25,743
         Prepaid, other current assets and other assets                (192,490)          (47,421)
         Accounts payable                                               169,094          (137,566)
         Accrued expenses                                                78,013           (22,697)
         Deferred revenue                                               (43,432)           79,513
Cash Provided by Operating Activities                                   591,942           775,986

Investing Activities
   Acquisitions of telecommunication equipment,
     site licenses and agreements not to compete
   Purchases of telecommunication equipment, leasehold               (1,126,618)         (271,800)
     improvements and office furniture and equipment                   (616,039)         (492,372)
   Proceeds from sale of equipment                                      164,352           249,200
Cash Used in Investing Activities                                    (1,578,305)         (514,972)

Financing Activities
   Net borrowings (payments) under line of credit agreements            140,805          (100,000)
   Principal payments on notes payable to bank                         (151,958)         (297,515)
   Principal payments on notes payable to stockholders                 (259,000)         (450,594)
   Principal payments on capital lease obligations                     (325,636)         (337,860)
   Proceeds from issuance of notes payable to bank                      954,370                 -
   Proceeds from issuance of notes payable to stockholders              250,000           622,685
   Proceeds from issuance of subordinated convertible debentures        375,000           269,000
   ProCeeds from sale of common stock                                         -            10,000
Cash Provided by (Used in) Financing Activities                         983,581          (284,284)
Decrease in Cash                                                         (2,782)          (23,270)
Cash, beginning of year                                                 186,894           210,164

Cash, end of year                                                    $  184,112         $ 186,894


                                     See accompanying independent auditors' report, summary of

                                accounting policies and notes to consolidated financial statements.

                                                                               5

                          World Communications, Inc.

                        Summary of Accounting Policies


Principles of            The consolidated financial statements include the
Consolidation            accounts of World Communications, Inc. and its
                         wholly-owned subsidiaries, Northern Florida Telephone
                         Corporation (North Florida) and West Texas
                         Communications, Inc. (West Texas) (collectively, the
                         Company) through the date of its disposition, June 1, 1993. West Texas was incorporated in June 1988, and
                         North Florida was acquired in April 1990. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition      The Company's principal sources of revenue are monies
                         received from long distance operator services, commissions, phone vending (coin calls), and dial-around revenue. Long distance operator services revenue is reported at the gross amount with expenses reflected in cost of revenue. Commissions, which represent similar earnIngs, are recorded at their net amount received as gross revenue and expense details are not provided to the Company. Dial-around revenue is included in commissions and consists of payments of $6 to $9 per phone per month received from long-distance carriers as payment for connection and call transfer services.

Operating                Telephone equipment held for installation is carried
Equipment                at lower of cost or market and consists principally of
                         telephones and related parts and supplies. Once installed, the equipment is recorded in property and equipment and depreciated.

                         Telecommunication equipment is stated at cost. The Company capitalizes, as part of the cost of the telecommunication equipment, the cost of initial installation. Equipment held under capital leases is initially recorded at the lower of fair market value of the equipment or the present value of minimum lease payments at the inception of the lease. Repairs and maintenance are expensed as incurred.

                         Depreciation of operating equipment is computed using the straight- line method over the estimated useful life of the asset. Equipment held under capital leases is amortized using the straight-line method over the estimated useful life of the respective asset as the leases contain bargain purchase options. The estimated useful lives range from four to ten years.



                                                                               6

                          World Communications, Inc.

                        Summary of Accounting Policies


Intangible Assets        Intangible assets consist of costs allocated to site
                         license contracts and covenants not to compete. Site license contracts represent the value assigned to purchased contracts as a result of acquired equipment.
                         These contracts are valued at the lower of cost or approximate gross profit remaining on the contracts at the acquisition date.

                         Amortization for site license contracts is computed using the straight-line method over the estimated life of the contracts, estimated to be four years. The covenants not to compete are being amortized over the life of the respective agreements.

Income Taxes             Effective January 1, 1993, the Company adopted
                         Statement of Financial Accounting Standards No. 109,
                         "Accounting for Income Taxes" (FAS 109). Under the asset and liability method FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
                         Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         The cumulative effect of a change in method of accounting for income taxes as of January 1, 1993 was not material to the overall presentation of the Company's consolidated financial statements.

Cash and Cash            For purposes of the statements of cash flows, the
Equivalents              Company considers all highly liquid debt instruments
                         purchased with a maturity of three months or less to be cash equivalents.

Reclassifications        Certain changes in the presentation of the accounts of
                         the December 31, 1993 financial statements have been made to conform to the December 31, 1994 presentation.
                         These changes have had no effect on net income for the periods presented.




                                                                               7

                          World Communications, Inc.
                  Notes to Consolidated Financial Statements

1. Business              The principal business activity of the Company is the
                         installation and service of pay telephones. The
                         Company began operations in March 1988. At December
                         31, 1994, the Company had approximately 2,600 telephones operating in eight states.

2.  Acquisitions and     Acquisitions
    Dispositions
                         During the years ended December 31, 1994 and 1993, the Company acquired certain assets of various independent payphone operators including the following:

                                                                                         Amount
                                                                                      allocated to
                                                                             Purchase  intangibles
                         Acquisition date            Selling company           price    acquired
                         Year ended December 31,
                           1994:
                             October 1994          Advanced Projects, Inc.    $464,000  $257,600
                             November 1994         Florida Telephone          $640,000  $422,700

                         Year ended December 31,
                           1993:
                             February 1993         Phone Masters, Inc.        $272,000  $106,500


                         The purchase method of accounting was used to record each of the above acquisitions. Accordingly, the purchase price was allocated to the assets acquired based on the estimated fair values at the purchase dates. Operating results for the respective companies have been included in the Company's results of operations from the respective purchase dates.

                         Dispositions

                         On June 1, 1993, the Company completed the sale of substantially all of the assets of West Texas to an unrelated entity. The Company received approximately $249,000 in cash and recorded a gain on the sale of approximately $144,000. The funds were utilized to reduce certain outstanding bank debt.



                                                                               8

                          World Communications, Inc.

                  Notes to Consolidated Financial Statements

3. Notes Payable         At December 31, 1994 and 1993, notes payable consist
                         of the following:

                         December 31,                                           1994         1993
                         $500,000 line of credit, principal due
                         September 1995, interest payable monthly
                         at the bank's prime lending rate (8.5% at
                         December 31, 1994) plus 1%                          $ 315,805   $        -

                         $200,000 line of credit, principal due April
                         1995, interest payable monthly at the bank's
                         prime lending rate plus 1.75%                               -      100,000

                         $75,000 line of credit, principal due April
                         1995, interest payable monthly at the bank's
                         prime lending rate plus 1 %                                 -       75,000

                         Promissory notes payable to bank, interest
                         rate at bank's prime lending rate plus 1%,
                         principal and interest payable in monthly
                         installments ranging from $999 to $5,971,
                         with payment of the remaining principal
                         balance at maturity in August 1995                    749,807      848,403

                         Promissory notes payable to bank, interest
                         rate at bank's prime lending rate plus 1 %,
                         principal and interest payable in monthly
                         installments ranging from $5,362 to $5,971,
                         with payment of the remaining principal
                         balance at maturity in November 2001                  949,008            -

                         Note payable to various stockholders with no
                         specified principal payment terms, interest
                         payable monthly at prime plus 3% (Note 7)              50,000      144,000
                                                                             2,064,620    1,167,403
                         Less current maturities                               551,926       98,166
                                                                            $1,512,694   $1,069,237

                         The Company's debt is secured by substantially all of the assets of the Company, the related telephone site license contracts and personal guarantees of officers and stockholders of the Company.

                         Subsequent to year end, the Company renewed the promissory notes payable to bank maturing in August 1995. Terms under the new agreements require monthly principal payments of $8,877 plus interest at the bank's prime lending rate plus 1 % with payment of the remaining principal balance at maturity in May 1998.


                                                                               9

                          World Communications, Inc.

                   Notes to Consolidated Financial Statements


                      The aggregate maturities of long-term debt are as follows:

                           Year Ending December 31,
                                 1995                          $  551,926
                                 1996                             287,612
                                 1997                             237,612
                                 1998                             575,774
                                 1999                             134,328
                                 Thereafter                       277,368

                                                               $2,064,620

4.  Subordinated         The Company has issued two separate series of
    Convertible          subordinated convertible debentures (the debentures)
    Debentures           during 1994 and 1993 to various stockholders bearing
                         interest at .10% payable twice annually. The debentures issued in 1994 mature in five years and are callable by the Company at any time following the date of issuance. The holders may convert these debentures into common stock at a conversion rate of $10 per share at any time prior to the redemption of these debentures.

                         The debentures issued in 1993 also mature in five years and are callable by the Company at any time following the date of issuance. The holders may convert these debentures into common stock at a conversion rate of $6 per share at any time prior to the redemption of these debentures.

                         For both the 1994 and 1993 debentures, if called within three years of issuance, the debentures shall be redeemed at 102% of face value.

                         At December 31, 1994 and 1993, the outstanding balance of the debentures were $1,140,000 and $680,000, respectively.





                                                                              10

                          World Communications, Inc.

                  Notes to Consolidated Financial Statements


5.  Leases               Capital Leases

                         The Company leases telephone equipment and telephone equipment held for installation from third parties under capital lease agreements. Terms of the leases include monthly payments ranging from approximately $26 to $4,300 with final installments payable through April 1998. The gross amount of telephone equipment, related costs, related accumulated amortization and telephone equipment held for installation recorded under the capital leases is as follows:

                                                             1994          1993
                         Telecommunication equipment       $1,789,432   $ 1,832,996
                         Other equipment                      192,239        67,208
                                                            1,981,671     1,900,204
                         Less accumulated amortization       (315,836)     (683,683)
                                                           $1,665,835    $1,216,521


                         Future minimum lease payments under capital lease agreements at December 31, 1994 are as follows:

                         Year Ending December 31.
                         1995                                           $   634,188
                         1996                                               570,609
                         1997                                               458,036
                         1998                                                40,033
                         Total minimum lease payments                     1,702,866
                         Less amounts representing interest                (299,656)
                         Present value of future minimum lease payments   1,403,210
                         Less current maturities                            477,416
                                                                         $  925,794




                                                        11

                          World Communications, Inc.

                  Notes to Consolidated Financial Statements


                         Amortization of assets held under capital leases is included within depreciation and amortization expense.

                         Operating Leases

                         At December 31, 1994, the Company was committed to an operating lease of its St. Louis Office through June 30, 1999 and of its Florida office through March 31, 1997.

                         Total rent expense under all operating leases was $76,766 and $38,721 for the years ended December 31, 1994 and 1993, respectively.

                         Future minimum lease payments under an operating lease agreement at December 311994 are as follows:

                                      1995                   $ 61,489
                                      1996                     68,831
                                      1997                     69,719
                                      1998                     72,561
                                      1999                     36,917
                                      Total                  $309,517

6.  Taxes on             The Company adopted FAS 109 as of January 1, 1993.
    Income               There was no effect on pretax income from applying FAS
                         109 for the year ended December 31, 1993.

                         Income tax expense (benefit) differed from the amounts computed by applying the blended U.S. Federal and state income tax rate of 36% to income before provision for income taxes as a result of the following:

                                                                            1994             1993
                         Computed "expected" tax expense                $ 42,870        $ 146,781
                         Increase in income tax expense (benefit)
                           resulting from:
                              Other                                            -            8,442
                             Utilization of net operating loss and
                               contribution carryforward                 (42,870)        (155,223)
                                                                         $     -        $       -




                                                                              12

                          World Communications, Inc.

                  Notes to Consolidated Financial Statements


                         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                                  1994      1993
                         Deferred tax assets:
                           Net operating loss carryforwards    $83,000   $131,000
                           Less valuation allowance             83,000    131,000
                         Net Deferred Tax Assets               $     -   $      -

                         At December 31, 1994, the Company has net operating loss carry forwards for Federal income tax purposes of approximately $245,000, which are available to offset future Federal taxable amounts. Net operating loss carryforwards begin to expire in 2005.

7.  Related Party        A law firm in which certain partners are stockholders
    Transactions         of the Company provided legal services amounting of
                         approximately $47,000 and $45,000 for the years ended
                         December 31, 1994 and 1993, respectively.

                         See Notes 3 and 4 relating to notes payable and subordinated debt with stockholders. It is the stockholders intent not to request repayment of the notes payable in 1995.

8.  Subsequent           On January 16, 1995, the Company's Board of Directors
    Events               authorized an increase in the authorized shares of
                         common stock from 500,000 to 1,000,000.

                         In February of 1995, the Company acquired substantially all the assets of Acuquik Pay Phones, Inc. for a purchase price of $275,000. Approximately $132,000 was allocated to intangibles acquired. In conjunction with this acquisition, the Company issued a promissory note payable to a financial institution in the amount of $245,000. Terms of this agreement require monthly principal payments of $2,920 plus interest at the bank's prime lending rate plus 1% with payment of the remaining principal balance at maturity in February 1998.


                                                                              13

                          World Communications, Inc.

                  Notes to Consolidated Financial Statements


9.  Supplemental         The Company paid $373,866 and $345,565 for interest in
    Cash Flow            the years ended December 31, 1994 and 1993,
    Information          respectively.

                         Non-cash Transactions

                         For the years ended December 31, 1994 and 1993, capital lease obligations of $910,411 and $398,677, respectively, were incurred when the Company entered into leases for telephone equipment, related costs and vehicles. Accordingly, capital expenditures exclude assets recorded under the capital lease obligations.

                         In 1994 and 1993, approximately $85,000 and $411,000,
                         in stockholder and related party debt was converted into subordinated convertible debentures, respectively. The effects of this transaction have been excluded from the statement of cash flows.





                                                                              14

                                        Supplemental Material

                                                                   Northern
                                                      World         Florida
                                                 Communications,   Telephone
December 31, 1994                                     Inc.        Corporation    Combined   Eliminations  Consolidated
Assets

Current
  Cash                                             $  120,166  $      63,946  $   184,112  $         -    $   184,112
  Accounts receivable, net                            430,106         55,967      486,073            -        486,073
  Intercompany receivables                          1,156,588              -    1,156,588   (1,156,588)
  Prepaid expenses                                     84,042          9,927       93,969            -         93,969
  Other current assets                                  2,850            179        3,029            -          3,029
Total Current Assets                                1,793,752        130,019    1,923,771   (1,156,588)       767,183
Operating Equipment
  Telecommunication equipment                       4,062,613      1,281,683    5,344,296            -      5,344,296
  Telephone equipment held for installation           165,336         59,815      225,151            -        225,151
                                                    4,227,949      1,341,498    5,569,447            -      5,569,447
  Less accumulated depreciation and amortization   (1,578,038)      (437,187)  (2,015,225)           -     (2,015,225)
                                                    2,649,911        904,311    3,554,222            -      3,554,222

Leasehold Improvements, Equipment, Furniture
  and Fixtures, net of accumulated depreciation
  and amortization                                    257,736         26,622      284,358            -       284,358

Investment in Subsidiary                             (486,769)                   (486,769)     486,769

Intangible Assets
  Site license contracts, net                          56,329        478,046      534,375            -       534,375
  Agreements not to compete, net                        2,500        291,667      294,167            -       294,167
                                                       58,829        769,713      828,542            -       828,542
Other Assets                                          218,149         10,552      228,701            -       228,701
                                                  $ 4,491,608     $1,841,217  $ 6,332,825  $  (669,819)  $ 5,663,006

                          World Communications, Inc.

                   Supplemental Consolidating Balance Sheet

                                                                   Northern
                                                      World         Florida
                                                 Communications,   Telephone
December 31, 1994                                     Inc.        Corporation    Combined   Eliminations  Consolidated
Liabilities and Stockholders' Equity
Current
  Accounts payable                            $      413,264        $  82,228    $  495,492  $        -     $  495,492
  Intercompany payables                              618,149          538,439     1,156,588   1,156,588
  Accrued expenses                                   250,283          155,022       405,305           -        405,305
  Current maturities of deferred revenue              40,000                -        40,000           -         40,000
  Current maturities of long-term debt:
    Notes payable                                    343,634          208,292       551,926           -        551,926
    Obligations under capital lease                  434,897           42,519       477,416           -        477,416
Total Current Liabilities                          2,100,227        1,026,500     3,126,727   1,156,588      1,970,139

Deferred Revenue, less current maturities              7,562                -         7,562                      7,562

Long-term Debt, less current maturities
  Notes payable                                      228,257        1,284,437     1,512,694           -      1,512,694
  Obligations under capital lease                    908,747           17,047       925,794           -        925,794
  Subordinated convertible debentures              1,140,000                      1,140,000           -      1,140,000
Total Liabilities                                  4,384,793        2,327,984     6,712,777   1,156,588      5,556,189

Stockholders' Equity
  Common stock                                         2,699            1,000         3,699       1,000          2,699
  Additional paid-in capital                         476,951                -       476,951           -        476,951
  Accumulated deficit                                372,833         (487,768)     (860,601)   (487,768)      (372,833)
Total Stockholders' Equity                           106,817         (486,768)     (379,951)   (486,768)       106,817
                                                 $ 4,491,610       $1,841,216   $ 6,332,826  $  669,820    $ 5,663,006

                          World Communications, Inc.

                Supplemental Consolidating Statement of Income


                                                                   Northern
                                                      World         Florida
                                                 Communications,   Telephone
Year Ended December 31, 1994                          Inc.        Corporation    Combined     Eliminations  Consolidated
Revenue
  Coin calls                                    $2,112,629         $  670,890    $2,783,519    $     -      $2,783,519
  Non-coin calls                                 4,243,795            445,856     4,689,651          -       4,689,651
  Other                                             61,683                 63        61,746          -          61,746
                                                 6,418,107          1,116,809     7,534,916          -       7,534,916

Cost of Revenues
  Line access charges                            2,736,266            535,929     3.272,195          -       3,272,195
  Commissions                                      748,663            120,993       869,656          -         869,656
  Service and collection
  Depreciation and amortization                    678,350            170,630       848,980                    848,980
                                                   437,416            132,622       570,038          -         570,038
                                                 4,600,695            960,174     5,560,869          -       5,560,869
Gross Profit                                     1,817,412            156,635     1,974,047          -       1,974,047

Selling, General and Administrative Expenses     1,392,886            190,190     1,583,076          -       1,583,076
Operating Income (Loss)                            424,526            (33,555)      390,971          -         390,971

Other Income (Expense)
  Interest expense                                (296,753)           (83,500)     (380,253)         -        (380,253)
  Gain on sale of assets                            65,632              1,624        67,256          -          67,256
  Equity in subsidiary                            (223,731)                 -      (223,731)      (223,731)          -
  Other income                                     149,410            108,300        41,110                     41,110

Net Income (Loss)                                $ 119,084         $ (223,731)   $ (104,647)     $(223,731)  $ 119,084





                                                                              16

                                                                   Northern
                                                      World         Florida
                                                 Communications,   Telephone
December 31, 1993                                     Inc.        Corporation    Combined    Eliminations  Consolidated
Assets
Current
  Cash                                          $     133,080      $  53,814  $   186,894     $       -   $   186,894
  Accounts receivable, net                            297,147         64,160      361,307             -       361,307
  Intercompany receivables                            151,079              -      151,079      (151,079)
  Prepaid expenses                                     41,928          3,096       45,024             -        45,024
  Other current assets                                    300            179          479             -           479
Total Current Assets                                  623,534        121,249      744,783      (151,079)      593,704

Operating Equipment
  Telecommunication equipment                       2,944,307        822,925    3,767,232             -     3,767,232
  Telephone equipment held for installation           120,264         39,712      159,976             -       159,976
                                                    3,064,571        862,637    3,927,208             -     3,927,208
  Less accumulated depreciation and amortization   (1,171,501)      (319,711)  (1,491,212)            -    (1,491,212)
                                                    1,893,070        542,926    2,435,996             -     2,435,996

Leasehold Improvements, Equipment, Furniture
  and Fixtures, net of accumulated depreciation
  and amortization                                    139,477         12,886      152,363             -       152,363

Investment in Subsidiary                             (263,037)             -     (263,037)      263,037

Intangible Assets
  Site license contracts, net                          82,333              -       82,333             -        82,333
  Agreements not to compete, net                       12,500              -       12,500             -        12,500
                                                       94,833              -       94,833             -        94,833

Other Assets                                           89,944          9,414       99,358             -        99,358

                                                  $ 2,577,821      $ 686,475  $ 3,264,296     $ 111,958   $ 3,376,254

                          World Communications, Inc.

                   Supplemental Consolidating Balance Sheet


                                                                   Northern
                                                      World         Florida
                                                 Communications,   Telephone
December 31, 1993                                     Inc.        Corporation    Combined   Eliminations  Consolidated
Liabilities and Stockholders' Equity
Current
  Accounts payable                               $    262,560     $   63,838     $   326,398    $      -    $  326,398
  Intercompany payables                                     -        151,079         151,079     151,079
  Accrued expenses                                    205,233         52,059         257,292           -       257,292
  Current maturities of deferred revenue               40,000              -          40,000           -        40,000
  Current maturities of long-term debt:
    Notes payable                                      27,160         71,006          98,166           -        98,166
    Obligations under capital lease                   237,460         48,484         285,944           -       285,944
Total Current Liabilities                             772,413        386,466       1,158,879     151,079     1,007,800

Deferred Revenue, less current maturities              50,994              -          50,994           -        50,994

Long-term Debt, less current maturities
  Notes payable                                       525,085        544,152       1,069,237           -     1,069,237
  Obligations under capital lease                     561,596         18,895         580,491           -       580,491
  Subordinated convertible debentures                 680,000              -         680,000           -       680,000
Total Liabilities                                   2,590,088        949,513       3,539,601     151,079     3,388,522

Stockholders' Equity
  Common stock                                          2,699          1,000           3,699       1,000         2,699
  Additional paid-in capital                          476,951              -         476,951           -       476,951
  Accumulated deficit                                (491,917)      (264,037)       (755,954)   (264,037)     (491,917)
Total Stockholders' Equity                            (12,267)      (263,037)       (275,304)   (263,037)      (12,267)


                                                  $ 2,577,821      $ 686,476     $ 3,264,297  $(111,958)   $ 3,376,255





                                                                              17

                          World Communications, Inc.

                Supplemental Consolidating Statement of Income


                                  Northern
                                   World        Florida     West Texas
                              Communications,  Telephone  Communications,
Year Ended December 31, 1994       Inc.       Corporation      Inc.        Combined    Eliminations    Consolidated
Revenue
  Coin calls                    $1,537,755  $   719,030      $ 67,861    $2,324,646   $       -      $2,324,646
  Non-coin calls                 3,840,875      579,382        23,829     4,444,086           -       4,444,086
  Other                             83,050        2,284         1,284        86,618           -          86,618
                                 5,461,680    1,300,696        92,974     6,855,350           -       6,855,350

Cost of Revenues
  Line access charges            2,457,240      462,560        30,499     2,950,299           -       2,950,299
  Commissions                      589,569      183,157        18,326       791,052           -         791,052
  Service and collection           642,802      179,940        18,352       841,094           -         841,094
  Depreciation and amortization    360,609      188,699        18,000       567,308           -         567,308
                                 4,050,220    1,014,356        85,177     5,149,753           -       5,149,753
Gross Profit                     1,411,460      286,340         7,797     1,705,597           -       1,705,597

Selling, General and Administrative
  Expenses                         996,427      137,895         9,252     1,143,574           -       1,143,574
Operating Income (Loss)            415,033      148,445        (1,455)      562,023           -         562,023

Other Income (Expense)
  Interest expense                (264,532)     (64,249)            -      (328,781)          -        (328,781)
  Gain on sale of equipment         10,791            -       144,032       154,823           -         154,823
  Equity in subsidiary             109,265            -             -       109,265    (109,265)           -
  Other income                     137,169     (107,508)      (10,000)       19,661           -          19,661

Net Income (Loss)              $   407,726   $  (23,312)     $132,577     $ 516,991   $(109,265)      $ 407,726



                                                                              18






                                                                              46